CORPORATE PARTICIPANTS
Francis deSouza	President and CEO
Rebecca Chambers	Vice President, Investor Relations and Treasury
CALL DATE: October 10, 2016 - 1:30pm PT /4:30pm ET

Rebecca Chambers
Good afternoon everyone and thank you for joining today’s call on short notice. During the call, Francis deSouza, President and CEO, will review the preliminary third quarter financial results released after the close of the market, which are unaudited. Given that we are still working through our close and forecast process, we will not be hosting a question and answer session, but plan on doing so on our earnings call, which is scheduled for November 1st. At that time, we will provide our full financial results for the third quarter, EPS guidance for 2016 and additional details on our commercial activities.
This call is being recorded, and the audio portion will be archived in the Investor section of our website. It is our intent that all forward-looking statements regarding our expected financial results and commercial activity made during today’s call will be protected under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties. Actual events or results may differ materially from those projected or discussed. All forward-looking statements are based upon current information available, and Illumina assumes no obligation to update these statements. To better understand the risks and uncertainties that could cause actual results to differ, we refer you to the documents that Illumina files with the Securities and Exchange Commission, including Illumina's most recent forms 10-Q and 10-K.
With that, I will now turn the call over to Francis.

Francis deSouza
Thanks Rebecca and good afternoon everyone.
We are clearly disappointed by the preliminary revenue result of approximately $607 million, an increase of 10% over the prior year period, and lower than our guidance of $625 million to $630 million.
The primary driver of this miss was high throughput instrument sales compared to our expectations. HiSeq 2500 and 4000 orders in the Americas were lower than expected and we closed one less HiSeq X system deal than anticipated, resulting in a shipment figure of 26 X units during the quarter. As a result, total sequencing instrument revenue declined 26% year-over-year, a larger decrease than that anticipated at the beginning of Q3.

Sequencing consumables were generally consistent with our expectations. Pull-through across our benchtop instruments was in-line with our guidance ranges. HiSeq utilization was slightly below $300K, the low end of its range, and HiSeq X exceeded $725K, the high end of the range, due primarily to a large, one-time stocking order, similar to that seen in Q3 of last year.
As you know, our quarter ended a week ago and our revenue is back-end loaded. Consequently, we are still closing our books and compiling the typical analyses that we perform every quarter-end, including capacity utilization and segment trends.
We are also in the midst of rolling up our Q4 forecast. Our current expectation is that Q4 revenue will be flat to slightly up sequentially. We are no longer counting on the uptick on high throughput sequencing instruments that we were previously predicting, and there are a number of large, binary deals that may or may not close in the quarter. We plan to provide further details and insights as to the underlying dynamics for Q3 and Q4 on our earnings call.
Returning to the level of predictability that our stakeholders expect is my top priority as CEO, and you have my commitment that we are focused on achieving this goal.
Thank you for joining us today. This concludes our call.